Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying index: Dow Jones Industrial Average TM (ticker : “INDU”) Pricing date: June 25, 2019 Valuation date: June 27, 2022 Maturity date: June 30, 2022 Knock - out return: [2% to 3%]* Knock - out event: The closing level of the underlying index is less than the downside knock - out level or greater than the upside knock - out level on any day from the pricing date through the valuation date CUSIP / ISIN: 17326YG34 / US17326YG346 Upside knock - out level: 125% of the initial index level Downside knock - out level: 75% of the initial index level Initial index level: The closing level of the underlying index on the pricing date Final index level: The closing level of the underlying index on the valuation date Index return: (Final index level - initial index level) / initial index level Note return amount: • If a knock - out event occurs: $1,000 × the knock - out return • If a knock - out event does not occur: $1,000 × the absolute value of the index return Payment at maturity: $1,000 + note return amount If a knock - out event does not occur and the index return is 0%, you will not receive any positive return on your investment. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: [Preliminary Pricing Supplement dated May 29, 2019 ] * The actual knock - out return will be determined on the pricing date ** The hypotheticals assume that the knock - out return will be set at the lowest value indicated in this offering summary. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 3 Year Dual Directional Market - Linked Notes Linked to INDU Hypothetical Payment at Maturity ** Hypothetical Index Return Assuming a Knock - out Event Occurs Assuming a Knock - out Event Does Not Occur Hypothetical Note Return Hypothetical Payment at Maturity Hypothetical Note Return Hypothetical Payment at Maturity 100.00% 2.00% $1,020.00 N/A N/A 75.00% 2.00% $1,020.00 N/A N/A 50.00% 2.00% $1,020.00 N/A N/A 25.10% 2.00% $1,020.00 N/A N/A 25.00% 2.00% $1,020.00 $1,250.00 25.00% 10.00% 2.00% $1,020.00 $1,100.00 10.00% 5.00% 2.00% $1,020.00 $1,050.00 5.00% 2.00% 2.00% $1,020.00 $1,020.00 2.00% 0.00% 2.00% $1,020.00 $1,000.00 0.00% - 2.00% 2.00% $1,020.00 $1,020.00 2.00% - 5.00% 2.00% $1,020.00 $1,050.00 5.00% - 10.00% 2.00% $1,020.00 $1,100.00 10.00% - 25.00% 2.00% $1,020.00 $1,250.00 25.00% - 25.10% 2.00% $1,020.00 N/A N/A - 50.00% 2.00% $1,020.00 N/A N/A - 100.00% 2.00% $1,020.00 N/A N/A

Selected Risk Considerations • You may not receive any positive return on your investment in the notes. • Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms. • Your potential to participate in the absolute value of any depreciation of the underlying index may terminate on any day from the pricing date through the valuation date . • The probability that a knock - out event will occur will depend in part on the volatility of the underlying index. • Your potential return on the notes is limited and may significantly underperform the underlying index. • Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. You will not receive dividends or have any other rights with respect to the underlying index. • If a knock - out event does not occur, your payment at maturity will depend on the closing level of the underlying index on a single day. • The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes. • The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • Sale of the notes prior to maturity may result in a loss of principal. • The estimated value of the notes on the pricing date will be less than the issue price. For more information about the estimated value of the notes, see the accompanying preliminary pricing supplement. • The value of the notes prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos . 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.